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                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC 20549
                                    FORM 12b-25

                            NOTIFICATION OF LATE FILING

                                      SEC File No. 1-9547

     [   ] Form 10-K and Form 10-KSB [   ] Form 11-K  [   ] Form 20-F
     [ X ] Form 10-Q and Form 10-QSB  [   ] Form N-SAR

     For Period Ended:  June 30, 1996
     ________________________________________________________________

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
     ________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

     ________________________________________________________________
     Part I - Registrant Information
     ________________________________________________________________

         Full Name of Registrant:    InterSystems, Inc.

         Former Name, if Applicable: N/A

         Address of Principal Executive Office: 8790 Wallisville Road

         City, State and Zip Code:   Houston, Texas  77029

     ________________________________________________________________
     Part II - Rules 12b-25 (b) and (c)
     ________________________________________________________________

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         [X] (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b)The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c)The accountants statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.








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     ____________________________________________________________________
     Part III - Narrative
     ____________________________________________________________________

         State below in reasonable detail the reasons why the Form 10-K, Form 10-KSB, 11-K, 20-F, 10-Q, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

         See attached Schedule A.

     ____________________________________________________________________
     Part IV - Other Information
     ____________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification:

         (Name)                        (Area Code)     (Telephone Number)
         Daniel T. Murphy                  212                  252-7600

     (2) Have all other periodic reports required (under
         Section 13 or 15(d)of the Securities Exchange Act
         of 1934) during the preceding 12 months (or for
         such shorter period that the registrant was
         required to file such reports) been filed?       [X] Yes  [ ] No

     (3) Is it anticipated that any significant change in
         results of operations from the corresponding
         period for the last fiscal quarter will be
         reflected by the earnings statements to be
         included in the subject report or portion
         thereof?                                         [X] Yes  [ ] No

         If so, attached an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         See Schedule A attached hereto.
     ____________________________________________________________________
                               INTERSYSTEMS, INC.
     ____________________________________________________________________
                  (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: August 15, 1996             By:/s/_Daniel_T._Murphy_______
                                          Daniel T. Murphy,
     Chief Financial Officer

     INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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     _____________________________________________________________________

                                   ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

     _____________________________________________________________________



















































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                                                               Schedule_A


     Part_III_-_Narrative

     InterSystems, Inc. (the "Company") is unable to file its quarterly report on Form 10-QSB for the quarter ended June 30, 1996 within the period prescribed by the regulations under the Securities Exchange Act of 1934. The Company has concluded that the activities of its subsidiary, Tropical Systems, Inc., will be presented as a discontinued operation. This has resulted in a delay in the completion of the Company's quarterly financial statements for the second quarter of 1996.

     Part_IV_-_Narrative

     For the quarter ended June 30, 1996, the Company will report no significant change in the results from continuing operations; however, the Company will report discontinued operations for the period with a loss of approximately $ 578,000.00.